LONE STAR GOLD, INC. SECURES $15 MILLION EQUITY FINANCING AGREEMENT

ALBUQUERQUE, NEW MEXICO, August 29, 2011 -- Lone Star Gold, Inc. (OTC Bulletin Board: LSTG.OB; "Lone Star" or "the Company") is pleased to announce that on August 26th, 2011, the Company signed a USD$15 million equity financing agreement with Hong Kong based equity investor North American Gold Corp. According to the terms of the agreement, Lone Star is to specifically use the proceeds from the financing to fund operating expenses, working capital and general corporate activities related to the exploration and development of the Company’s Mexico based La Candelaria gold and silver mining project.

The equity financing agreement does not involve any debt. Rather, the terms of the agreement give Lone Star the option to draw down from the $15 million amount as and when needed in the amount of $100,000 or multiples thereof.

“We’re fortunate to have secured a substantial equity financing agreement with a serious investor,” commented Daniel Ferris, Lone Star Gold’s Company President. “We’re also fortunate to have an experienced leadership team in place that will know how to best utilize the agreement’s proceeds to move Lone Star toward its short-term mandate of rapidly becoming a mid-tier producer in Mexico.”

Lone Star is conducting a study of the Company’s La Candelaria property as due diligence toward verifying the findings of the property’s initial report. The Company also currently has a team of geologists on the La Candelaria property conducting additional geo-chemical rock-chip samples; an electro-magnetic geo-physical study; and a stream sediment study of the surrounding drainage areas. Further mapping and a channel/trenching program will be conducted over the following weeks. Once all the new data has been analyzed, the Lone Star team intends to use the data to map a 10-hole core drill program scheduled for early fall 2011. The Company does not have any definitive results regarding the La Candelaria property at this time.

ADDITIONAL INFORMATION
To learn more about the La Candelaria project, the Company, and regular news updates, visit Lone Star Gold’s official website: http://www.lonestargold.com.

ABOUT LONE STAR: Lone Star Gold, Inc. is a publicly traded (OTCBB: LSTG.OB) gold exploration and development company based in Albuquerque, New Mexico. The Company's aggressive acquisition and exploration approach is strategically focused on proven, stable precious metal regions in America and Mexico. Currently, Lone Star owns concessions covering 800 hectares in the La Candelaria project in Chihuahua, Mexico, which the Company is evaluating to determine the potential sites that represent the best potential for silver and gold deposits.

ON BEHALF OF THE BOARD OF DIRECTORS,

Lone Star Gold, Inc.
Daniel Ferris, Company President

Contact:
Lone Star Gold, Inc.
6565 Americas Parkway NE, Ste 200
Albuquerque, New Mexico
87110
USA

INVESTOR RELATIONS
Toll Free: 1-800-986-9358
E-mail:    ir@lonestargold.com
Web:      www.lonestargold.com

OTCBB: LSTG.OB

This press release contains statements that are forward-looking and which involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in question are based on Lone Star Gold, Inc.'s current expectations and projections about future events, based on information currently available. The forward-looking statements found in this press release may also include statements relating to Lone Star Gold, Inc.'s anticipated financial performance, business prospects, new developments, strategies, and similar matters. Lone Star Gold, Inc. provides no assurance regarding the actual outcome of the events contemplated by any forward-looking statements included in this release. Lone Star Gold, Inc. disclaims any obligation to update any of its forward-looking statements, except as may be required by law.